Schedule A

as of January 15, 2021

Funds	Percentage of Investment Management Fee	Effective Date
FT Cboe Vest Fund of Buffer ETFs	50%	August 10, 2020
FT Cboe Vest Fund of Deep Buffer ETFs	50%	January 15, 2021